UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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The Finish Line, Inc.
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Supplemental Information Regarding Proposal 4 (Item 4 on your Proxy Card)

Approval of the Amendment to the 2009 Incentive Plan to Increase the Number of
Shares of Common Stock Available for Issuance

This information supplements information contained in The Finish Line, Inc.’s (the “Company”) definitive Proxy Statement dated June 3, 2016 (the “Proxy Statement”), and specifically the disclosure concerning the proposed amendment to The Finish Line, Inc. 2009 Incentive Plan, as amended and restated (the “2009 Incentive Plan”). This supplement should be read in conjunction with the Proxy Statement.

Supplemental Disclosure Concerning Proposal 4

At our 2016 Annual Meeting of Shareholders, to be held on Thursday, July 14, 2016, our shareholders will vote on an amendment to the 2009 Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 4,000,000 shares from 6,500,000 to 10,500,000. This proposal also provides that the current maximum for shares which may be used for awards other than stock options or stock appreciation rights would increase by 1,500,000 to 4,000,000. You can find additional details regarding Proposal 4 beginning on page 63 of the Proxy Statement.

Proposal 4 remains unchanged. However, in order to more accurately evaluate the proposed amendment, the table below provides current information, as of June 20, 2016, on the number of shares available for issuance under the 2009 Incentive Plan, the number of stock options and full value restricted stock awards outstanding under the 2009 Incentive Plan, and the number of outstanding shares of common stock of the Company.

Number of Shares as of June 20, 2016
Shares Available for Future Awards	295,117
Outstanding Stock Options (Remaining Term: 7.98 years; Weighted Exercise Price: $21.13)	3,717,707
Outstanding Restricted Stock Awards (Time-Based and Performance Based)	984,581
Outstanding Shares of Common Stock	42,432,952

The Company believes it to be beneficial to also consider all of the following when evaluating the proposed amendment to the 2009 Incentive Plan:

•	Full Value Awards: Of the 4,000,000 proposed additional shares for issuance, only 1,500,000 of such shares would be available for full value restricted stock awards.

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Future Grants: The request for an additional 4,000,000 shares is designed to cover Company grants for three years. The Company’s Board of Directors believes it is essential to have a sufficient number of shares available for issuance under the 2009 Incentive Plan to compensate and incentivize the Company’s officers, employees, and directors. With only 295,117 shares available for issuance as of June 20, 2016, if additional shares are not approved, long-term equity incentive grants would not be available to NEO’s and other key employees, and the Company could be at a competitive disadvantage in terms of retaining and attracting talent.

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CIC Accelerated Vesting: The change in control (“CIC”) accelerated vesting of equity provision in the plan is intended to align the interests of management with shareholders in the negotiation of pricing in any CIC event.

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Minimum Vesting Period: The Company has amended the 2009 Incentive Plan to explicitly mandate a minimum one year vesting period for equity awards granted under the plan. This is consistent with the Company’s practice of always requiring equity awards to have at least a one year vesting requirement, which practice is anticipated to remain unchanged in the future. The current vesting schedule for stock options granted by the Company is a tiered vesting schedule that spans four years with 10% of the total grant vesting after year one, 20% after year two, 30% after year three, and 40% after year four. The Company’s restricted stock grants currently vest pursuant to a three-year cliff-vesting schedule, whereby 100% of the restrictions on all restricted stock grants lapse and the shares vest on the date which is three years after the grant date. Consequently, we believe this provision reinforces our historical equity granting practices and our focus on grants which result in retention and performance incentives for equity grantees.

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Prohibition on Repricing: The Company also has amended the 2009 Incentive Plan to explicitly prohibit the repricing or replacement of options or stock appreciation rights below their original exercise price without shareholder approval (a practice the Company has never engaged in under the 2009 Incentive Plan). This is intended to prohibit the repricing of “underwater” options and stock appreciation rights without shareholder approval, which we believe further aligns the interests of management and shareholders.

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Clawback Policy: The Company has adopted a formal clawback policy that applies to incentive compensation. In this regard, the Company has chosen to be proactive and adopt a clawback policy in advance of the final regulations regarding the clawback of executive compensation to be issued by the SEC. The policy provides that where (1) the incentive compensation (or the vesting of an incentive award) paid to an executive officer of the Company was based upon the achievement of financial results, as reported with the SEC, that are subsequently restated  due to material noncompliance with securities law financial reporting requirements, (2) a lower payment would have been made (or lesser or no vesting would have occurred as to any such award) to such executive officer based upon the restated financial results, and (3) the incentive compensation or the vesting of any award was received or occurred during the 3-year period preceding the date of the restatement, the Company will require the recovery from such executive officer of the portion of the incentive compensation paid that is greater than the amount that would have been paid had the financial results been properly reported. The Company may seek direct repayment from the affected executive officer or reduce other compensation owed to such officer by an amount equal to the remaining repayment obligation. The Company may also seek to recover gains from the sale of vested shares or shares purchased upon the exercise of options subject to clawback. The Compensation Committee may also cancel outstanding equity awards subject to clawback. Moreover, the 2009 Incentive Plan includes a recoupment provision in Section 13.9, which expressly provides that all awards and payments made pursuant to the plan shall be subject to repayment by the participant to the Company pursuant to the terms of any clawback policy implemented by the Board of Directors, and further provides that each participant under the plan expressly agrees to be bound by any such clawback policy. We believe this policy incentivizes our executive officers to manage the Company’s risks carefully and prudently, thereby further aligning the interests of management with shareholders.

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Post-Vesting Holding: Although the 2009 Incentive Plan does not mandate a post-vesting holding requirement for any executive officer, the Company’s minimum stock ownership guidelines applicable to all executive officers effectively acts as a holding requirement, as executive officers may not sell Company stock unless the ownership guideline is maintained after the sale. Executive officers must continually meet the stock ownership requirement for the entire time that they remain in such executive officer positions.

Based on the information presented above, we believe that approval of the amendment to the 2009 Incentive Plan to increase the number of shares of common stock available for issuance thereunder is warranted and supported.

Thus, the Board of Directors continues to unanimously recommend that shareholders vote “FOR” PROPOSAL 4, the approval of the amendment to the 2009 Incentive Plan.

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